Exhibit 10.1

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

Eighth Amendment dated as of March 7, 2012 to Loan and Security Agreement (the "Eighth Amendment"), by and between SWANK, INC., a Delaware corporation (the "Borrower") and WELLS FARGO CAPITAL FINANCE, INC. (formerly Wells Fargo Foothill, Inc., the "Lender"), amending certain provisions of the Loan and Security Agreement dated as of June 30, 2004 (as amended and in effect from time to time, the "Agreement") by and between the Borrower and the Lender.  Terms not otherwise defined herein which are defined in the Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Lender have agreed to modify certain terms and conditions of the Agreement as specifically set forth in this Eighth Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.           Amendment to Section 1 of the Agreement.  Section 1.1 of the Agreement is hereby amended as follows:

(a)           The definition of "Availability" set forth in Section 1.1 of the Agreement is hereby amended by inserting immediately at the end of the text of such definition the words "minus all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto".

(b)           The definition of "Base Rate Margin" set forth in Section 1.1 of the Agreement is hereby amended by deleting the amount "0.50" which appears in such definition and substituting in place thereof the amount "0.25".

(c)           The definition of "Borrowing Base" set forth in Section 1.1 of the Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

   "Borrowing Base" means, as of any date of determination, the result of:

   (a)            85% of the amount of Eligible Accounts, less the amount, if any of the Dilution Reserve, plus

   (b)            the lowest of

      (i)    $13,000,000 (the "Inventory Cap"), provided, however, to the extent that the ratio of Eligible Accounts to Eligible Inventory is less than 1.25:1.00 at any time, then the Inventory Cap shall be reduced to an amount which would permit the Borrower to comply with such ratio during such applicable period,

     (ii)           60% of the value of Eligible Inventory (such amount of Eligible Inventory being hereinafter referred to as the "Available Inventory", provided, for the avoidance of doubt, to the extent the advance rate applicable to such Eligible Inventory is changed pursuant to the terms of this Agreement, "Available Inventory" shall mean such revised percentage of the value of Eligible Inventory at the relevant date of determination), and

               (iii)           85% times the Net Liquidation Percentage times the book value of Borrower's Inventory, minus

(c)           the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).

 (d)           The definition of "EBITDA" contained in Section 1.1 of the Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

"EBITDA" means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus, to the extent deducted in the calculation of consolidated net earnings,  interest expense, income taxes, and depreciation and amortization for such period, plus, to the extent deducted in the calculation of EBITDA, the non-cash expenses associated with any stock based compensation, up to an aggregate amount of not more than $1,000,000 in any fiscal year, as determined in accordance with GAAP.

(e)           The definition of "Eligible Accounts" contained in Section 1.1 of the Agreement is hereby amended by (i) deleting the words "and (ii) Accounts owing from the Burlington Coat Factory" which appear in paragraph (a) of such definition and substituting in place thereof the words "(ii) Accounts owing from Costco with selling terms of not more than 70 days; and (iii) Accounts owing from the Burlington Coat Factory"; (ii) deleting the words "Federated and The May Department Stores Company on a combined basis (hereinafter referred to on such combined basis as "Federated/May")" which appear in paragraph (i)(i) of such definition and substituting in place thereof the words "Macy's Corporation"; (iii) deleting the amount "20%" which appears in paragraph (i)(iii) of such definition and substituting in place thereof the amount "25%"); and (iv) deleting the words "Federated/May" which appears in paragraph (i)(iv) of such definition and substituting in place thereof the words "Macy's Corporation".

(f)           The definition of "Eligible Inventory" contained in Section 1.1 of the Agreement is hereby amended by (i) inserting immediately after the words "held for sale in the ordinary course of Borrower's business" which appears in the first sentence of such definition the words "and that does not constitute retail inventory"; and (b) deleting all of the text which follows the words "set forth on Schedule E-1" in paragraph (b) of such definition.

(g)           The definition of "Excess Availability" contained in Section 1.1 of the Agreement is hereby amended by deleting such definition in its entirety.

(h)           The definition of "Fee Letter" contained in Section 1.1 of the Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

"Fee Letter" means that certain amended and restated fee letter, dated as of March 7, 2012, between Borrower and Lender, in form and substance satisfactory to Lender.

(i)           The definition of "LIBOR Rate Margin" contained in Section 1.1 of the Agreement is hereby amended by deleting the amount "2.25" which appears in such definition and substituting in place thereof the amount "2.00".

(j)           The definition of "Permitted Holders" contained in Section 1.1 of the Agreement is hereby amended by (i) deleting the names "Marshall Tulin" and "Raymond Vise" from such definition and (ii) inserting immediately after the name "James Tulin," the name "Jerold K. Kassner,".

(k)           The definition of "Permitted Investments" contained in Section 1.1 of the Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

"Permitted Investments" means (a) Investments in cash and Cash Equivalents; (b) Investments in negotiable instruments for collection or deposit; (c) advances or prepayments made in connection with purchases of goods or services in the ordinary course of business consistent with past practices; (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries; (e) Investments existing on the Closing Date and set forth on Schedule PI-1 hereto; (f) Investments consisting of the granting of trade credit in the ordinary course of business consistent with past practices; (g) Investments consisting of advances to employees in the nature of draws against commissions made in the ordinary course of business consistent with past practices, provided, the aggregate amount of all such Investments do not exceed $40,000 per month per employee at any time; (h) Investments consisting of expense advances to employees in the ordinary course of business consistent with past practices, provided no single expense advance exceeds $1,000; (i) Investments consisting of obligations of Account Debtors to Borrower arising from amounts owing on past due Accounts and which amounts are evidenced by a written promissory note from such Account Debtor to Borrower, provided all actions necessary to perfect Lender's security interest in such note have been taken (including such original note being endorsed to Lender and delivered to Lender); and (j) so long as no Default or Event of Default has occurred and is continuing, Investments by Borrower (i) in The New Swank Inc. Retirement Plan consisting of advances and other Distributions made by Borrower to The New

Swank Inc. Retirement Plan, the proceeds of which are used by The New Swank Inc. Retirement Plan to repurchase from employees and former employees of Borrower shares of the Stock of Borrower owned by such employee and (ii) consisting of advances or other Distributions to employees and former employees of Borrower to repurchase from such employees shares of the Stock of Borrower owned by such employee, provided, (x) the aggregate amount of such Investment shall not exceed the amount set forth in Section 7.10 hereof; and (y) the Borrower's Availability both before and after making such Investment is not less than $3,000,000.

(l)           The definition of "Permitted Purchase Money Indebtedness" contained in Section 1.1 of the Agreement is hereby amended by deleting the amount "$250,000" which appears in such definition and substituting in place thereof the amount "$500,000".

(m)           The definition of "Required Availability" contained in Section 1.1 of the Agreement is hereby amended by deleting such definition in its entirety.

(n)           Section 1.1 of the Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

"Appraisal Test Period" means, initially the period commencing on the Closing Date and ending eighteen months after the Closing Date (such eighteen month period being a "Test Period"), and thereafter each eighteen month period commencing on the date when the immediately preceding Test Period has ended and ending eighteen months thereafter.

"Average Cash Dominion Availability" means, as of any date of determination, Borrower's average Availability based on the most recent trailing ten day period ended on such date of determination.

"Cash Dominion Event" means any of the following:  (a) the occurrence of Borrower's Average Cash Dominion Availability as of any date of determination being less than $8,000,000, (b) the occurrence of the Borrower's Availability as at any date being less than $6,000,000 or (c) the occurrence of any Event of Default.

"Cash Dominion Unwind Event" has the meaning set forth in Section 2.6(e).

§2.           Amendment to Section 2 of the Agreement.  Section 2 of the Agreement is hereby amended as follows:

(a)           Section 2.1(b) of the Agreement is hereby amended by deleting the words "provided, however so long as no Default or Event of Default has occurred and is continuing hereunder, the Borrower shall only be obligated to pay for two such reappraisals in each calendar year" which appear at the end of Section 2.1(b) and substituting in place thereof the words "provided, however so long as no Default or Event of Default has occurred and is continuing hereunder, (x) to the extent Borrower's Availability is greater than $8,000,000 at all times during each applicable Appraisal Test Period, Borrower shall only be obligated to pay for one such reappraisal during such Appraisal Test Period and (y) otherwise, Borrower shall only be obligated to pay for two such reappraisals during such Appraisal Test Period."

(b)           Section 2.1(c) of the Agreement is hereby amended by deleting the last sentence of Section 2.1(c) in its entirety.

(c)           Section 2.4 of the Agreement is hereby amended by deleting the parenthetical "(including, without limitation, if any time the Unused Availability Amount is less than $3,000,000)" which appears in the first sentence of Section 2.4.

(d)           Section 2.6(a) of the Agreement is hereby amended by (i) inserting at the beginning of such paragraph the words "From and after the occurrence of the Cash Dominion Event,"; and (ii) deleting the words "set forth on Schedule 2.6(a)" which appears in paragraph (a)(i) of Section 2.6 and substituting in place thereof the words "reasonably acceptable to Lender".

(e)           Section 2.6(c) of the Agreement is hereby amended by deleting the words "amend Schedule 2.6(a) to" which appear in the first sentence of Section 2.6(c).

(f)           Section 2.6 of the Agreement is further amended by inserting immediately after the end of the text of Section 2.6(d) the following new paragraphs:

(e)           To the extent a Cash Dominion Event occurs causing Borrower to comply with the provisions of this Section 2.6 and, subsequent thereto, Borrower's Average Cash Dominion Availability as at each date of determination is greater than $8,000,000 and Borrower's Availability as at such date of determination is greater than $6,000,000 (such occurrence being hereinafter referred to as a "Cash Dominion Unwind Event"), then, from and after the occurrence of such Cash Dominion Unwind Event until another Cash Dominion Event occurs, Borrower shall no longer be required to comply with the cash management requirements contained in this Section 2.6(a) and (b), provided, there shall not be more than four rescissions of the cash management requirements contained in this Section 2.6 based on a Cash Dominion Unwind Event during the life of this Agreement.

(f)           At all times from and after the Closing Date, whether or not a Cash Dominion Event has occurred, all of Borrower's Securities Accounts and Deposit Accounts shall be subject to the first priority perfected security interest of Lender, including subject to a Control Agreement.

(g)           Section 2.10(c) of the Agreement is hereby amended by deleting the words "the Borrower shall only be obligated to pay for four audits and four appraisals (but only two full appraisals consisting of site visits and two desktop appraisals) in any calendar year" which appear in Section 2.10(c) and substituting in place thereof the words "(x) to the extent Borrower's Availability is greater than $8,000,000 at all times during a calendar year, Borrower shall only be obligated to pay for one audit in such calendar year and (y) otherwise, Borrower shall only be obligated to pay for two audits in such calendar year".

(h)           Section 2.11(d) of the Agreement is hereby amended by deleting the words "agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of such Underlying Letter of Credit" and substituting in place thereof the words "agreed by Borrower that any such issuance charge imposed by the prospective Underlying Issuer is being based on its customary and prevailing rates at the time of such issuance".

§3.           Amendment to Section 3 of the Agreement.  Section 3 of the Agreement is hereby amended as follows:

(a)           Section 3.4 of the Agreement is hereby amended by deleting the date "June 29, 2012" which appears in Section 3.4 and substituting in place thereof the date "June 30, 2013".

(b)           Section 3.6 of the Agreement is hereby amended by deleting Section 3.6 in its entirety and restating it as follows:

3.6           Early Termination by Borrower.  Borrower has the option, at any time upon 10 days prior written notice to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations) (in each cash pursuant to a cash collateral agreement satisfactory to the Lender (with such cash collateral agreement providing for the return of such cash collateral upon all Obligations being indefeasibly repaid in full in cash)), in full on the date this Agreement is scheduled to terminate as provided for in such notice.  Upon the termination of this Agreement pursuant to a notice of termination given pursuant to the provisions of this Section, then Lender’s obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, on such date of termination.

§4.           Amendment to Section 6 of the Agreement.  Section 6.2 of the Agreement is hereby amended by deleting Section 6.2 in its entirety and restating it as follows:

6.2           Collateral Reporting.  Provide Lender with the following documents at the following times in form satisfactory to Lender:

Daily*	(a) an accounts receivable activity report and supporting schedules, including a sales journal, collection journal, and credit register since the last such schedule, a report regarding credit memoranda that have been issued since the last such report,

(b) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s and its Subsidiaries’ Accounts.

*To the extent the average Availability as at any date of determination based on the most recent trailing ten day period ending on such date of determination exceeds $8,000,000, then the items set forth herein shall only be required to be delivered weekly.

Weekly*
(c) Inventory system/perpetual reports specifying the standard cost and the Borrower's selling price of its Inventory, by category, with additional detail showing additions to and deletions therefrom, with such reports being delivered by Borrower to Lender electronically in a format acceptable to Lender.

(d) detailed information as to any intercompany activity among the Borrower and its Subsidiaries of a financial nature or relating to assets.

*To the extent the average Availability exceeds $8,000,000, then the items set forth in (c) herein shall only be required to be delivered bi-weekly.

Monthly (not later than the 15th day of each month)
(e) a detailed calculation of the Borrowing Base,

(f) a detailed aging, by total, of the Accounts of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base  previously provided to Lender,

(g) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft together with a summary of any held checks and an aging by vendor,

(h) a detailed summary of the Borrower's Inventory, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender, and a summary of Inventory by class, with such reports being delivered by Borrower to Lender electronically in a format acceptable to Lender;

(i) a detailed report regarding Borrower and its Subsidiaries’ cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash;

(j) a detailed calculation of those Accounts which do not constitute Eligible Accounts for purposes of the Borrowing Base;

(k) a detailed calculation of Inventory that does not constitute Eligible Inventory for purposes of the Borrowing Base; and

(l) a monthly Accounts rollforward in a format acceptable to Lender in Lender's sole discretion (with the beginning and ending Account balances used in such report being tied to Borrower's general ledger).

Quarterly	(m) Intentionally Omitted.

Upon request by Lender	(n) copies of invoices and purchase orders in connection with Inventory and Equipment acquired by Borrower or its Subsidiaries;

(o) a detailed list of Borrower's and its Subsidiaries' customers, with address and other contact information;

(p) invoices, their corresponding shipping and delivery documents, and credit memos, their corresponding supporting documentation, above an amount determined in the sole discretion of Lender, from time to time;

(q) proof of payment by Borrower and its Subsidiaries of all applicable taxes and other charges (including, without limitation, payment of Real Estate taxes, ad valorem and foreign taxes), together with a report regarding Borrower's and its Subsidiaries'

accrued, but unpaid, ad valorem taxes; and (r) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Lender may request.

In addition, Borrower agrees to cooperate fully with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

§5.           Amendment to Section 7 of the Agreement.  Section 7 of the Agreement is hereby amended as follows:

(a)           Section 7.10 of the Agreement is hereby amended by deleting Section 7.10 in its entirety and restating it as follows:

           7.10.           Restricted Payments.  Make any Restricted Payment, provided, however, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, Borrower shall be permitted to make a Restricted Payment either (a) to The New Swank Inc. Retirement Plan consisting of advances or other Distributions made by Borrower to The New Swank Inc. Retirement Plan, the proceeds of which are used by The New Swank Inc. Retirement Plan to repurchase from employees and former employees of Borrower shares of the Stock of Borrower owned by such employees or former employees, as applicable or (b) to employees and former employees of the Borrower to repurchase from such employees or former employees, as applicable, shares of the Stock of Borrower owned by such employee, provided, in each case (x) the aggregate amount of all such Restricted Payments made pursuant to this Section 7.10(a) in any fiscal year shall not exceed $1,000,000; and (y) the Borrower's Unused Availability Amount both before and after making such Restricted Payment is not less than $3,000,000.

(b)           Section 7.18(a) of the Agreement is hereby amended by deleting Section 7.18(a) in its entirety and restating it as follows:

(a)           Minimum EBITDA:  Fail to maintain or achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

An amount determined equal to the EBITDA set forth for the relevant period as set forth in the Projections delivered	For the 12 month period ending July 31, 2011 and each calendar month thereafter.

pursuant to Section 6.3(c) minus $1,500,000.

(c)           Section 7.18(b) of the Agreement is hereby amended by deleting Section 7.18(b) in its entirety and restating it as follow:

(b)           Capital Expenditures.  Make Capital Expenditures in any fiscal year in excess of $1,000,000, provided, the Borrower shall also be permitted to make an additional amount of Capital Expenditures in an amount not in excess of $2,000,000 in the aggregate over the life of this Agreement so long as such Capital Expenditures relate solely to the upgrade of Borrower's enterprise resource planning system).

(d)           Section 7.18(c) of the Agreement is hereby amended by deleting the amount "$2,000,000" which appears in Section 7.18(c) and substituting in place thereof the amount "$1,000,000".

§6.           Amendment to Section 12 of the Agreement.  Section 12 of the Agreement is hereby amended by deleting the addresses contained in Section 12 and substituting in place thereof the following:

If to Borrower:	SWANK, INC.
656 Joseph Warren Boulevard
Taunton, Massachusetts 02780
Attn: Jerold R. Kassner, Chief Financial Officer
Fax No. 508-977-4403

with copies to:	SWANK, INC.
90 Park Avenue
New York, New York 10016
Attn: John Tulin, President
Fax No. 212-867-0203

with copies to:	TROUTMAN SANDERS LLP
405 Lexington Avenue
New York, New York 10174
Attn: William D. Freedman, Esq.
Fax No. 212-704-5935

If to Lender:	WELLS FARGO CAPITAL FINANCE, INC.
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Business Finance Manager
Fax No.: 617-523-1697

with copies to:	BINGHAM MCCUTCHEN LLP
One Federal Street
Boston, Massachusetts 02110

Attn: Marion Giliberti Barish, Esq.
Fax No.: 617-951-8736

§7.           Conditions to Effectiveness.  This Eighth Amendment shall not become effective until the Lender receives the following:

(a)           a counterpart of this Eighth Amendment and the restated Fee Letter, each executed by the Borrower and the Lender; and

(b)           payment to the Lender of the fees contemplated by the Fee Letter.

§8.           Representations and Warranties.  The Borrower hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 5 of the Agreement (except to the extent of changes resulting from transactions contemplated or permitted by the Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Agreement shall refer to such Agreement as amended hereby.  In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Eighth Amendment and the performance by the Borrower of all of its agreements and obligations under the Agreement  as amended hereby are within the authority of the Borrower and have been duly authorized by all necessary action on the part of the Borrower.

§9.           Ratification, Etc.  Except as expressly amended hereby, the Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Agreement and this Eighth Amendment shall be read and construed as a single agreement.  All references in the Agreement or any related agreement or instrument to the Agreement shall hereafter refer to the Agreement as amended hereby.

§10.           No Waiver.  Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Lender consequent thereon.

§11.           Counterparts.  This Eighth Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§12.           Governing Law.  THIS EIGHTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment as a document under seal as of the date first above written.

SWANK, INC.

By:		/s/Jerold R. Kassner
	Name:	Jerold R. Kassner
	Title:	Executive Vice President

WELLS FARGO CAPITAL FINANCE, INC.,
a California corporation, as Lender

By:		/s/Andrew J. Currie
	Name:	Andrew J. Currie
	Title:	VP